                                                                       EXHIBIT 5

                [Letterhead of Silver, Freedman & Taff, L.L.P.]



                               September 3, 1999



Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Members of the Board:

     We have acted as counsel to Bay View Capital Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement") relating to 4,750,000 shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock"), pursuant to Bay View's Agreement and Plan of Merger and Reorganization, as amended (the "Merger Agreement") with Franchise Mortgage Acceptance Company. In this connection, we have reviewed the Merger Agreement, the Corporation's Certificate of Incorporation, its Bylaws, and resolutions of its Board of Directors.

     Based upon the foregoing, it is our opinion that the shares of Common Stock covered by the Registration Statement will, when and if issued and paid for in accordance with the Merger Agreement, be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

     We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement on Form S-4. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

                         /s/ SILVER, FREEDMAN & TAFF
                         -----------------------------------------

                         SILVER, FREEDMAN & TAFF, L.L.P.